Exhibit 10.3
111 W. 19th St., 8th Floor New York, NY 10011

December 3, 2019

Yunyoung Shin
New York, NY

Dear Yunyoung:

It is with great pleasure that we extend to you an offer to join NFE Management LLC (together with its affiliates, “NFE”), as set forth below. This letter is referred to as the “Letter Agreement”.

Title:	Chief Accounting Officer. You will devote your full working time to NFE.

Start Date:	Your employment will commence on or about December 3, 2019 (the “Start Date”).

Location of Employment:	You will be an employee of NFE at its office in New York, NY. You understand and agree that you may be required to travel frequently in respect of your duties to NFE.

Compensation:
Your base salary will be $200,000 per annum, payable in accordance with the regular payroll practices of NFE in effect from time to time. As an exempt employee, your salary shall constitute your compensation for all hours worked each workweek, regardless of the number of hours worked.

In addition, you are eligible to receive a discretionary annual bonus, as determined by NFE in its sole discretion.  The discretionary bonus (if any) will be paid to you no later than March 15 of the immediately subsequent calendar year so long as you are an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.

Benefits:
You will be eligible to participate in any employee benefit plan that NFE provides for the benefit of its employees generally, as in effect from time to time and subject to the applicable terms and conditions of the plans.

Work Authorization:
Employment with NFE is contingent upon your unrestricted authorization to work in the United States and providing documentation establishing your identity and authority to work within the time period specified by law.

Set-off:
You acknowledge and agree, without limiting NFE’s rights otherwise available at law or in equity, that, to the extent permitted by law, any or all amounts payable to you by NFE or any of its affiliates may be set-off against any or all amounts or other consideration payable by you to NFE or any of its affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Policies and Procedures:
You agree to comply fully with all NFE policies and procedures applicable to employees, as amended and implemented from time to time, including, without limitation, tax, regulatory, and compliance procedures.

Employment Offer Letter Yunyoung Shin December 3, 2019
Employment Relationship:
This Letter Agreement is not a contract of employment for any specific period of time, and subject to the notice provisions herein, your employment is “at will” and may be terminated by you or by NFE at any time and for any reason or no reason.

You agree to provide NFE with at least thirty (30) days’ advance written notice of your resignation of employment (the “Notice Period”). NFE may, in its sole discretion, direct you to cease performing your duties, refrain from entering NFE’s offices, and/or restrict your access to NFE systems, trade secrets, and confidential information during all or part of the Notice Period.  NFE shall have the right at any time during the Notice Period to waive any or all of the applicable notice period without any further obligations to you, including but not limited to, making any payments to you in lieu of notice.

Protective Covenants:
You shall not, directly or indirectly, without prior written consent of NFE, at any time during your employment hereunder (including any Notice Period), provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, employed by or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with (any such action, individually, and in the aggregate, to “compete with”), any of NFE or its affiliates (the “NFE Group”).

You hereby agree that if you resign your employment or are terminated for Cause (as hereinafter defined), for twelve (12) months thereafter (which twelve (12) month period shall be inclusive of the Notice Period (as defined above)), you shall not directly or indirectly provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with the business of the NFE Group.

You further agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to during your employment with NFE and for twelve (12) months thereafter, in any manner, directly or indirectly:

(a)          hire or solicit the employment or services of any person who provided services to NFE or any member of the NFE Group, as an employee, independent contractor or consultant at the time of the termination of your employment with NFE or within six (6) months prior thereto;

(b)          solicit any person who is an employee of NFE or any member of the NFE Group to resign from NFE or any member of the NFE Group or to apply for or accept employment with any enterprise;

(c)          solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with NFE or any member of the NFE Group) with any limited partner, investor, person, firm, corporation or other entity that is, at the time of your termination of employment, or was a client, investor or business partner of NFE or any member of the NFE Group; or

(d)          interfere with or damage (or attempt to interfere with or damage) any relationship between NFE and any member of the NFE Group and their respective clients, investors, business partners, or employees.

Employment Offer Letter Yunyoung Shin December 3, 2019

As a condition of employment, you must sign a confidentiality and proprietary rights agreement, in a form acceptable to NFE, and that agreement shall remain in full force and effect after it is executed and following termination of your employment for any reason with NFE or any of its affiliates. The obligations set forth in such agreement shall be considered “Protective Covenants” for purposes of this Letter Agreement and are incorporated herein by reference.

The provisions set forth above in (or incorporated into) this “Protective Covenants” section, together with the Notice Period above, are collectively referred to in this Letter Agreement as the “Protective Covenants.”

“Cause” means (i) your willful misconduct or gross negligence in the performance of your duties to NFE; (ii) your failure to perform your duties to NFE or to follow the lawful directives of the Board of Directors of NFE (the “Board”); (iii) your commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) your failure to cooperate in any audit or investigation of the business or financial practices of NFE; (v) your performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of NFE; (vi) your breach of any Protective Covenant set forth herein (or otherwise incorporated by reference herein); or (vii) your material breach of this Letter Agreement (excluding the Protective Covenants set forth herein (or otherwise incorporated by reference herein)) or any other agreement with NFE, including, without limitation, a violation of the code of conduct or other written policy of such entity; provided, however, that discharge pursuant to this clause (vii) shall not constitute discharge for “Cause” unless you have received written notice from NFE stating the nature of such breach and affording you an opportunity to correct fully the act(s) or omission(s), if such a breach is capable of correction, described in such notice within ten (10) days following your receipt of such notice.

Arbitration:
The parties agree to resolve any controversy, dispute or claim arising out of or relating to your compensation, your employment or the termination thereof or the Letter Agreement or breach thereof (each, a “Dispute”) through good faith negotiation. To the extent any Dispute cannot be resolved by good faith negotiation, the parties agree to submit to binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or a successor organization, located in New York, NY by a single arbitrator pursuant to its Employment Arbitration Rules & Procedures then in effect.  Except as otherwise authorized by applicable law, all awards of the arbitrator shall be binding and non-appealable. The arbitrator’s final award shall be made in writing and delivered to the parties within thirty (30) calendar days following the close of the hearing and shall provide a reasoned basis for the resolution of any Dispute and any relief provided. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator may grant injunctions or other relief. Notwithstanding anything else set forth herein, neither party shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided. The parties waive the right to (i) join or consolidate claims by other individuals or entities against the other party (including, but not limited to, by becoming a member of a class in a class action); or (ii) bring, maintain, participate in, receive money from, or arbitrate any claim as part of a class, representative, multi-plaintiff, or collective action. If, despite the parties’ express intent to proceed only in individual arbitration, a court nonetheless orders that a class, representative, multi-plaintiff, or collective action should proceed, it may proceed only in court. Any issue concerning the validity or enforceability of this waiver must be decided only by a court and an arbitrator shall have no authority to determine the validity or enforceability of this waiver. The parties agree that this “Arbitration” section shall be governed by the Federal Arbitration Act, and that the arbitrator shall apply New York law to the merits of any Dispute, without regard to conflicts of law principles.

Employment Offer Letter Yunyoung Shin December 3, 2019
Governing Law:
This Letter Agreement will be covered by and construed in accordance with the laws of New York, without regard to the conflicts of laws provisions thereof. EXCEPT AS OTHERWISE PROVIDED ABOVE IN THE “ARBITRATION” SECTION, YOU HEREBY AGREE THAT EXCLUSIVE JURISDICTION WILL BE IN A COURT OF COMPETENT JURISDICTION IN NEW YORK, NY AND WAIVE OBJECTION TO THE JURISDICTION OR TO THE LAYING OF VENUE IN ANY SUCH COURT.

Section 409A:
The intent of the parties is that payments and benefits hereunder comply with Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with NFE for purposes of this Letter Agreement, and no payment shall be due to you under this Letter Agreement, until you would be considered to have incurred a “separation from service” from NFE within the meaning of Section 409A. Each amount to be paid or benefit to be provided to you pursuant to this Letter Agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything to the contrary in this Letter Agreement, to the extent that any payments to be made upon your separation from service would result in the imposition of any individual penalty tax imposed under Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) your death.

Miscellaneous:
Notwithstanding the provisions referenced above in the “Arbitration” section, if you commit or are about to commit a breach of any of the Protective Covenants, NFE shall have the right to have the provisions of this Letter Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to NFE and that money damages will not provide an adequate remedy to NFE. NFE may also take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

Employment Offer Letter Yunyoung Shin December 3, 2019

The parties acknowledge that: (i) the type and periods of restriction imposed in the Protective Covenants are fair and reasonable and are reasonably required to protect and maintain the proprietary interests of NFE or other legitimate business interests and the goodwill associated with the business of NFE; (ii) the time, scope, geographic area and other provisions of the Protective Covenants have been specifically negotiated by sophisticated commercial parties; and (iii) because of the nature of the business engaged in by NFE and the fact that investors can be and are serviced and investments can be and are made by NFE wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by you. You acknowledge and agree that NFE has advised you to seek legal counsel.

If any covenant contained in the Protective Covenants, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable.

The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Letter Agreement. The temporal duration of the Protective Covenants shall not expire, and shall be tolled, during any period in which you are in violation of any Protective Covenant, and all such restrictions shall automatically be extended by the period of your violation of any such restrictions.

This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void and of no force and effect. This Letter Agreement may be assigned by NFE Management LLC to any affiliate thereof or to a person or entity which is an affiliate or successor in interest to all or substantially all of the business operations of NFE. Upon such assignment, the rights and obligations of NFE hereunder shall become the rights and obligations of such affiliate person or entity.

You shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment. This provision shall survive any termination of this Letter Agreement.
NFE may withhold from any amounts and benefits due to you under this Letter Agreement such Federal, state, and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

This Letter Agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement. NFE’s affiliates are intended beneficiaries under this Letter Agreement.   If any provision of this Letter Agreement is determined to be unenforceable, the remainder of this Letter Agreement shall not be adversely affected thereby.  Moreover, if any one or more of the provisions contained in this Letter Agreement is held to be unenforceable, any such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.  In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements.

Employment Offer Letter Yunyoung Shin December 3, 2019
If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this Letter Agreement in the space provided below and return a copy to Human Resources within seven (7) days of the date hereof to indicate your acceptance. We look forward to you joining the NFE team.

This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Sincerely,

NFE MANAGEMENT LLC

By:

AGREED AND ACCEPTED AS OF

Yunyoung Shin

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